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Exhibit 21.1

GOVERNMENT PROPERTIES INCOME TRUST
SUBSIDIARIES OF THE REGISTRANT

Government Properties Income Trust LLC—(Delaware)

GPT Properties Trust—(Maryland)

3300 75th Avenue LLC—(Delaware)

GPT Properties LLC—(Delaware)

GOV Lakewood Properties Trust—(Maryland)

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  Exhibit 21.1
GOVERNMENT PROPERTIES INCOME TRUST SUBSIDIARIES OF THE REGISTRANT